Exhibit 23.4

[Letterhead of Baker & McKenzie]

March 13, 2006

Himax Technologies, Inc.

No. 605, Chungshan Road

Hsinhua, Tainan County 721

Taiwan, Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Himax Technologies, Inc. on March 13, 2006, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Baker & McKenzie